EXHIBIT 10.2

STOCK PURCHASE AND SALE AGREEMENT

THIS STOCK PURCHASE AND SALE AGREEMENT is made and entered into this 24th day of March 2016 by and between Hispanica International Delights of America, Inc., a Delaware corporation with an address of 575 Lexington Ave, 4th Floor, New York, NY 10022, (hereinafter referred to as the “Buyer”), Greg Graham, Jose Castaneda and Sunny Sandhu, each having an address of 8525 Forest St, Gilroy, CA 95020 (hereinafter referred to collectively as the “Sellers”), Energy Source Distributors, a California subchapter S corporation (hereinafter referred to collectively known as the “Company”).

WITNESSETH:

WHEREAS, the Company operates a business which provides wholesale distribution specialty beverage products and related services (the “Business”); and

WHEREAS, the Sellers own of record Three Hundred (300) shares of common capital stock in the Company, which constitutes One-Hundred Percent (100.00%) of the issued and outstanding capital stock of the Company; and

WHEREAS, the Sellers agree to sell, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase from the Sellers Three Hundred (300) shares of the Company’s common stock (collectively the “Purchased Stock”), each free and clear of all encumbrances in accordance with the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound hereby, agree as follows:

1. STOCK: Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (as defined below), the Sellers shall sell, transfer, assign, and deliver to the Buyer, and the Buyer shall purchase from the Sellers the Purchased Stock as of the Closing Date.

2. PURCHASE PRICE:

(a) The total purchase price for the Purchased Stock (the “Purchase Price”) shall be Four Hundred and Fifty Thousand Dollars ($450,000.00), plus the Company’s purchase price of inventory as of the Closing Date (the “Inventory”) (subject to sale within ninety (90) days)(the “Inventory Cost”).

(b) Four Hundred Fifty Thousand Dollars ($450,000) of the Purchase Price (the “Closing Payment”), will be deposited into the “Escrow,” as set forth below, and will thereupon be non-refundable and released to Sellers at the Closing.

(d) The Inventory Cost shall be payable by wire transfers on the dates which are thirty (30), sixty (60) and ninety (90) days following the Closing Date based on the sales of Inventory and collection of the sales price through such dates. A further Inventory Cost payment by wire transfer will be made on the date which is one hundred twenty (120) days following the Closing based upon the collection of the sales price for Inventory sold prior to the date which is ninety (90) days following the Closing Date.

(e) As security for the payment of the Inventory Cost, the Company hereby guaranties such payments and grants to Sellers a first priority security interest in the Inventory. Further, Buyer and the Company hereby irrevocably appoint each of the Sellers as their attorney-in-fact to collect the AR in the name of the Company, to sell the Inventory in the name and on behalf of the Company in accordance with the normal business practices of the Company and to pay over the collected AR and Inventory Costs in accordance with the terms of this Agreement.

(f) The Purchase Price and Inventory Cost shall be allocated among Greg Graham, Jose Castaneda and Sunny Sandhu equally, as agreed by Buyer.

3. ASSETS AS OF CLOSING DATE:

(a) Immediately prior to the Closing, the Sellers shall (i) cause the Company to distribute to the Sellers all of the Company’s cash and accounts receivable as of the Closing Date (the “AR”) and satisfy all of the Company’s liabilities as of the Closing Date other than accounts pro-rated in accordance with Section 5.

(b) Buyer shall cause the Company to collect the AR in the normal course of business and pay to the Sellers all collected AR on the dates which are thirty (30), sixty (60) and ninety (90) days following the Closing Date. AR shall be deemed collected on a first billed first paid basis unless the customer specifies particular invoices are being paid. Any AR collected after the ninetieth (90th) day following the Closing Date may be retained by the Company.

(c) On the Closing Date, all of the Assets of the Company other than cash and AR (the “Assets”), shall remain with the Company. The Assets shall further include all contracts, customer records, materials, supplies, equipment, machinery, leasehold interest and improvements, furniture, fixtures, transferable licenses, name, telephone numbers, and all other assets owned by the Company or used by the Company in the operation of the Business including all intellectual property and intangible assets, including patents. copyrights, trademarks, service marks, trade names, websites, domain names, goodwill, and general intangibles, (the tangible assets are set forth on the attached Exhibit “A”).

4. CLOSING DATE/TERMINATION:

(a) The Closing Date for this sale shall be three (3) business days following the satisfaction or waiver of the conditions to the obligations of Buyer, as per Section 16 below, and shall be effective as of the close of business on the Closing Date. The parties will close the transaction through an escrow (the “Escrow”) with William Dunn, Esq. escrow services (Sue Berry) as is required for the transfer of the Company’s license from the California Department of Alcoholic Beverage Control, No. 531974 (the “License”) pursuant to an Escrow Agreement in the form provided by Escrow and consistent with the terms of this Agreement to be attached hereto as Exhibit “D” (the “Escrow Agreement”) via portable document format (pdf), email, facsimile, or any combination thereof, with executed originals of this Agreement and the other ancillary agreements to be sent to the appropriate party via Federal Express or other nationally recognized, guaranteed and receipted next day delivery service.

(b) The parties agree that at any time prior to the Closing Date, the Sellers shall be entitled to market and sell the Company to any other third party; provided, however, that such right to market and sell the Company to third parties will terminate if during the one hundred twenty (120) day period following the execution of this Agreement Buyer duly executes the Escrow Agreement and delivers the Closing Payment to Escrow.

(c) This Agreement will automatically terminate if (i) during the fifteen (15) day period following written notice that the Sellers intend to accept a bona fide offer to sell the Company to another party, which notice may be provided at any time, or (ii) within one hundred twenty (120) day period following the execution of this Agreement Buyer does not duly execute the Escrow Agreement and deliver the Closing Payment to Escrow.

5. CLOSING COSTS AND PRO-RATIONS: The Buyer and the Sellers agree to execute those closing documents that are reasonably requested by their respective attorneys and each party shall pay the cost of their own attorney. The Buyer shall pay the costs of the Escrow. Within thirty (30) days following the Closing Date, the parties shall cause all pre-paid expenses (such as pre-paid rent or insurance) and otherwise unaccounted for liabilities (such as unbilled utilities) as of the Closing Date to be aggregated and offset, and either Buyer shall pay to the Sellers any net amount of pre-paid expense or the Sellers shall pay to Buyer any net amount of liabilities.

6. ASSUMED OBLIGATIONS: The Buyer shall not assume any obligation of the Seller or the Company nor shall there be any Company debts or trade accounts payable on the Closing Date.

7. DOCUMENTS ARE TO BE DELIVERED ON THE CLOSING DATE:

(a) The Sellers shall deliver and endorse to the Buyer, in a form satisfactory to the Buyer and their attorney, such stock certificates and stock powers evidencing their ownership of the Purchased Stock.

(b) The Buyer shall receive a copy of the Resolutions from the Company having been duly adopted approving the consummation of the transaction contemplated hereby.

(c) The Buyer shall receive the Sellers Certification affirming that the representations and warranties of the Sellers and the Company contained in Section 10 of this Agreement which are to be true and correct as of the Closing Date are true and correct in all material respects as of the Closing Date.

(d) The Buyer shall receive access to the Company’ assets, including the keys to the business premises.

(e) The Buyer shall receive Bank resolutions changing signatories on all Company bank accounts.

(f) The Buyer shall receive the corporate minute book, stock certificate book and stock transfer ledger for the Company completed as of the Closing Date.

(g) The Buyer shall receive all records of the Company including all bills of sale, invoices, etc. evidencing that the Company owns the assets described in Exhibit “A”.

(h) The Buyer shall receive the written resignations of the current officers and directors of the Company.

(i) The Buyer shall cause the Company to enter into an Employment Contract with Jose Castaneda in the form attached hereto as Exhibit “B”.

(j) The Sellers shall receive a copy of the Resolutions from the Buyer having been duly adopted approving the consummation of the transaction contemplated hereby.

(k) The Sellers shall receive such documents as the Sellers may reasonably request to further implement the terms of Section 2(e).

8. COVENANT NOT TO COMPETE: In consideration of this transaction, the Sellers agree that for five (5) years after the Closing Date the Sellers shall not directly or indirectly, as an owner, partner, joint venturer, employee, independent contractor, consultant, distributor, or shareholder, engage in, establish, invest in, or have an interest in, a company which competes with the Business anywhere within California. Buyer acknowledges and agrees that if the employment of Jose Castaneda with the Company terminates after the Closing, provided he does not directly or indirectly solicit any customer of the Business, he may provide services to a larger beverage distributor which is not primarily engaged in the distribution of specialty beverages such as Pepsi and such activities will not constitute prohibited competition. The Sellers acknowledge that any remedy at law for breach of this covenant would be inadequate and that Buyer will be entitled to injunctive relief to enforce this Section, in addition to any other legal remedies available to Buyer for such breach of this Section. The Sellers acknowledge that the area covered by the covenant not to compete, and the nature and duration of the restrictions in this Section, are reasonable and necessary for the proper protection of Buyer. If any part of this Section is invalidated, the remainder of this Section will nevertheless continue to be valid and enforceable. If anyone successfully contests the validity or enforceability of this Section in its present form predicated upon the duration or area of coverage, this provision will not be deemed invalid or unenforceable, but will instead be deemed modified, so as to be valid and enforceable, to provide coverage for the maximum duration that any Court of competent jurisdiction will deem reasonable, necessary and equitable.

9. COVENANT NOT TO SOLICIT CUSTOMERS OR EMPLOYEES: In consideration of this transaction, the Sellers agree for five (5) years after the Closing Date, not to directly or indirectly, as an owner, partner, joint venturer, employee, independent contractor, consultant, distributor, or shareholder, (a) attempt to solicit on behalf of a competing company or on the Sellers’ own behalf, any customers of the Company as of the Closing Date or (b) solicit, divert, hire or attempt to solicit, divert, or hire any employee of the Company as of the Closing Date.

10. REPRESENTATIONS OF THE SELLERS: For purposes of this Section 10, the term “Knowledge” shall mean the actual knowledge of the Sellers. The Sellers hereby make the following representations and warranties to the Buyer:

(a) Corporate Status. The Company is duly organized, validly existing and in good standing under the laws of the state of California and is authorized to conduct business within the laws of the state of California. The Company has the corporate power and authority to own and operate their properties and to carry on their business as now being conducted, and to enter into and to perform their obligations under this Stock Purchase and Sale Agreement and all the documents relating to the transactions contemplated hereby to which the Company is a party (the “Ancillary Documents”). The Company is duly qualified to do business and is in good standing in each state in which failure to be so qualified would have a material adverse effect on their financial position or their ability to conduct business in the manner now conducted. The copies of the Company’ charter documents, bylaws, and minutes that have been furnished to the Buyer’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete copies of all such documents.

(b) Ownership of Shares, Power and Authority to Sell. The Sellers own all rights, title and interest in and to the Purchased Stock being sold and the Purchased Stock will be, on the Closing Date, free and clear of any liens, encumbrances, adverse rights and claims of any kind whatsoever other than restrictions as to marketability imposed by securities laws. The Sellers have the power and authority to sell the Purchased Stock being sold hereunder to the Buyer pursuant to this Stock Purchase and Sale Agreement free and clear and to execute, deliver and otherwise perform this Stock Purchase and Sale Agreement.

(c) Authorization. The Company has full legal right, power and authority to conduct its business and affairs. The Company shall have the full legal right, power and authority to enter into and perform its obligations hereunder, without the consent or approval of any other person, firm, governmental agency or any other legal entity. The execution and delivery of this Stock Purchase and Sale Agreement, the execution and delivery of each Ancillary Document to which the Company is a party, and the performance by the Company of their obligations thereunder, are within the corporate powers of the Company, and have been authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and to the best of the Sellers’ Knowledge, do not contravene or conflict with any current provision of any material law, any applicable judgment, ordinance, regulation or order of any court or governmental agency, the Articles of Incorporation or Bylaws of the Company or any agreement binding upon the Sellers or the Company or its properties. The officer of the Company executing this Stock Purchase and Sale Agreement, and all Ancillary Documents is duly authorized to act on behalf of that Company.

(d) Obligations to Related Parties. There are no obligations of any Sellers to any of its current or former officers, managers, directors, members, stockholders, employees other than (a) for payment of salary for services rendered for the current pay period, (b) reimbursement for reasonable expenses incurred on behalf of the Sellers, and (c) for other standard employee benefits made generally available to employees of the Sellers.

(e) Validity and Binding Effect. The Stock Purchase and Sale Agreement and the Ancillary Documents are the legal, valid and binding obligations of the Sellers and the Company, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

(f) Capitalization. The issued and outstanding capital stock of the Company is as follows:

(i) The issued and outstanding capital stock of the Company consists solely of Three Hundred (300) shares of common stock, own individually and separately by Greg Graham, Jose Castaneda and Sunny Sandhu in amounts of One Hundred (100) shares each, which represents One-Hundred Percent (100%) of the shares that are issued and outstanding.

All of the outstanding shares of the Company’s capital stock are validly issued, fully paid, and non-assessable. At the Closing, the Sellers shall endorse such stock certificates to the Buyer for the Purchased Stock which evidences a One Hundred Percent (100.00%) ownership interest in the capital stock of the Company. The Sellers have, and upon the Closing of the purchase pursuant to the terms of this Agreement, the Buyer will have, good and marketable title to the Purchased Stock, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws.

(g) No Conflicts. The consummation of the transactions hereby contemplated and the performance of the obligations of the Sellers and the Company under and by virtue of this Stock Purchase Agreement or the Ancillary Documents will not result in any breach of, or constitute a default under, any material mortgage, security deed or agreement, deed of trust, lease, bank loan or credit agreement, corporate charter or bylaws, agreement or certificate of limited partnership, license, franchise, or any other instrument or agreement to which the Sellers or the Company are a party or by which the Sellers or the Company or their respective properties may be bound or affected or to which the Sellers or the Company have not obtained an effective waiver which could reasonably be expected to have a material adverse effect on the Company or its future operations taken as a whole.

(h) Affiliated Agreements. On the Closing Date, other than the employment of the Sellers by the Company, there are no agreements, understandings, commitments, transactions or proposed transactions between the Company, on the one hand, and (i) the Sellers (ii) any entity controlled, directly or indirectly, by the Sellers, or in which a Seller or any family member of a Seller possesses, directly or indirectly, at least 10% of the voting securities, or (iii) any current or former director, officer, Shareholder of the Company, on the other hand.

(i) Litigation. As of the date hereof, there are no actions, suits, or proceedings pending or, to the best of the Sellers’ Knowledge, threatened against or affecting the Sellers, the Company or the Assets, at law or in equity, before any court, federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, and, to the best of the Sellers’ Knowledge, no basis exists for any such action, suit, or proceeding. As of the date hereof, there are no judgments, liens, actions, arbitrations, decrees, investigations or proceedings pending or threatened before any court or before any federal, state, municipal or other governmental body, commission or agency against the Sellers or the Company or relating to the Business, its properties or business activity.

(j) Other Agreements; No Defaults. The Sellers and the Company are not parties to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any charter or corporate restriction that could, by virtue of containing terms and conditions other than usual and customary for the circumstances, reasonably be expected to have a material adverse effect on the Business, properties, assets, operations or conditions, financial or otherwise, of the Company, or the ability of the Sellers or the Company to carry out their obligations under this Stock Purchase and Sale Agreement and the Ancillary Documents to which they are a party. As of the date hereof, to the best of the Sellers’ Knowledge, the Company is not in default in any respect in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument material to the Business to which it is a party, and no other default by the Company or event has occurred and is continuing that with notice or the passage of time or both would reasonably be expected to constitute a material default by either Company or an event of a material default by either Company.

(k) Compliance with Law. The Company has obtained all necessary material licenses, permits and approvals and authorizations necessary or required in order to conduct their business and affairs as heretofore conducted and as hereafter intended to be conducted. As of the date hereof, to the best of Sellers’ knowledge, the Company is in compliance with all material laws, regulations, decrees and orders known to be applicable to it (including but not limited to laws, regulations, decrees and orders relating to environmental, occupational and health standards and controls, Medicare, antitrust, monopoly, restraint of trade or unfair competition), to the extent that non-compliance, in the aggregate, cannot reasonably be expected to have a materially adverse effect on their business, operations, property or financial condition and will not materially adversely affect the Company or the Sellers ability to perform their obligations under this Stock Purchase and Sale Agreement and the Ancillary Documents.

(l) Statements Not False or Misleading. No representation or warranty given as of this date hereof by the Sellers or the Company contained in this Stock Purchase and Sale Agreement, any exhibit attached hereto, the Ancillary Documents, or any statement in any document, certificate or other instrument required by the terms hereof furnished to the Buyer, contains or will contain any material untrue statement. As of the date hereof, there is no fact known to the Sellers which materially adversely affects, or in the future could reasonably be expected to materially adversely affect, the business, operations, cash flows, properties or assets or the condition, financial or otherwise, of the Company which has not been disclosed in this Stock Purchase and Sale Agreement, the exhibits, the Ancillary Documents, or in any documents, certificates, information or written statements furnished to the Buyer for use in connection with the transactions contemplated hereby.

(m) Environmental. To the best of the Sellers’ Knowledge, the Real Property upon which the Business premises are located have not been used by anyone to generate, manufacture, refine, transport, treat, store, handle or dispose of “Toxic Material,” “Hazardous Substances,” or “Hazardous Waste”, For the purposes of this Stock Purchase and Sale Agreement, “Toxic Material,” “Hazardous Substances,” and “Hazardous Waste” means and includes any hazardous, toxic, or dangerous wastes, substance, or material defined as such by (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous wastes, substance, or material as now in effect.

(n) Labor Matters. The Company is not bound by any collective bargaining agreement or agreement of any kind with any union or labor organization.

(o) Financial Statements. The Company has provided to Buyer its internal financial records for 2014 and 2015. Such financial records are complete and accurate in all material respects and reflect bona fide arms-length transactions.

(p) Absence of Certain Changes. Since December 31, 2015 through the date hereof, except as contemplated or permitted by this Agreement there has not been:

(i)	Any material adverse change in the business, financial condition, operations, or assets of the Company;

(ii)	Any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the properties of the Company or the Business;

(iii)	Any sale or transfer by the Company of any tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

(iv) Any redemption or other repurchase by the Company of any stock of the Company;

(v)	Any material transaction not in the ordinary course of business of the Company;

(vi) The lapse of any material trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

(vii)	The grant of any increase in the compensation of officers or employees (including any increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

(viii)	The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

(ix)	The making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

(x)	An agreement to do any of the foregoing.

(q) Title and Related Matters. The Company has good and marketable title to all of the Assets, which assets are described on Exhibit “A” attached hereto (except properties and assets sold or otherwise disposed of subsequent to the Closing Date in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character, excluding inventory subject to ordinary course of business trade terms, which will continue after Closing.

(r) Undisclosed Liabilities. Except as and to the extent specifically reflected in the Financial Statements or under the basis of accounting currently in use by the Company, and except for trade payables and similar liabilities arising in the ordinary course of business, the Company shall have no other material liabilities of any nature (whether accrued, absolute, contingent, known or unknown, determinable or not or otherwise) on the Closing Date.

(s) Taxes. The Company has timely and properly completed and filed in correct form all United States federal, state, local, foreign, and other tax returns and estimates of every nature required to be filed by the Company and paid all taxes due as shown on such returns and all assessments of which notice has been received. All such Tax Returns (after giving effect to any amendments thereto) were correct and complete in all material respects and were prepared in material compliance with applicable laws and regulations. All Taxes due and payable with respect to such Tax Returns, including, without limitation, any assessments imposed on or before the Closing, have been paid. The Company and the Sellers (as they relate to the Company or the Business) have paid all Taxes due and payable by them, whether or not shown as due on any Tax Return. No claim has ever been made with respect to the Company by an authority in writing in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity owner or other Person. Neither the Company nor the Sellers have been advised, in writing, (a) that any of the Tax Returns of the Company or the Sellers have been or are currently being audited, or (b) of any deficiency, claim, issue or proposed judgment with respect to Taxes of the Company or any Sellers (as they relate to the Company or the Business). The Company has delivered or made available to the Buyer correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by the Sellers.

(t) Condition of Company Assets. With respect to the equipment owned, leased or used by the Company: (i) to the best of the Sellers’ Knowledge, the Company is and at all times has been in compliance with all applicable material law relating to all such equipment; (ii) to the best of the Sellers’ Knowledge, all material equipment is in serviceable condition consistent with its age and use and (ii) there are no outstanding requirements or recommendations by fire underwriters or rating boards, insurance Company or holders of mortgages or other security interests requiring or recommending any material repairs or work to be done with reference to any such equipment, and in any case only where any failure relating thereto would be reasonably likely to have a material adverse effect on the Company.

(u) Employment Contracts. The Company is not bound by any employment agreements, either written or oral, with any employees or independent contractors of the Company which are not terminable at will, except as may be prohibited by any law, rule or regulation.

(v) Employment Practices. The Company is in compliance with all federal and state laws and regulations respecting employment and employment practices, including, without limitation, payment of payroll, withholding and unemployment taxes.

(w) Employee Plans. On the Closing Date, the Company does not maintain any of the following plans (the “Employee Plans”): (1) any employee pension benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any person, profit sharing, retirement, thrift, or stock purchase plan; (2) any employee welfare benefit (as such term is defined in ERISA): (3) any other compensation, stock option, restrictive stock, fringe benefit or retirement plan of any kind whatsoever, formal or informal, not included in the foregoing or providing for benefits for, or the welfare of, any or all of the current or former employees or agents of the Company or any ERISA Affiliate or any of their beneficiaries or dependents, including any group health, life insurance, retiree medical, bonus, incentive or severance plan; (4) any “multi-employer” plan as such term is defined in ERISA or the Internal Revenue Code of 1986, as amended (the “IRC”); or (5) any “multi-employer welfare arrangement” as defined in ERISA.

(x) Insurance. The Company carries the insurance set forth on Schedule 10(x) to protect against various risks as outlined. Each insurance policy currently held by the Company is in full force and effect and the Company is not in material breach of or in default under any such policy, except where any such breach or default could not be reasonably be expected to have a material adverse effect. Neither the Sellers nor the Company have received any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy. The Company has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

(y) Lease for Business Premises: The rent under the lease (the “Lease”) for the business premises located at 8525 Forest St, Gilroy, CA 95020 (the “Premises”) will be paid in full by the Company through the Closing Date. No other sums (including amounts for the payment of utilities, property taxes, insurance and other charges) shall be owed by the Company to the landlords as of the Closing Date.

11. REPRESENTATIONS OF THE BUYER. The Buyers hereby make the following representations and warranties to the Sellers.

(a) Buyer is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

(b) Authorization; Validity of Agreement; Necessary Actions. Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, have been duly authorized by such Buyer's Board of Directors or similar governing body, and no other action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming due and valid authorization, execution and delivery by Seller and the Shareholders, is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(c) Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby shall (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of (i) the certificate of incorporation or similar governing documents of Buyer or (ii) any note, bond, mortgage, indenture, lease, license, contract, deed of trust, loan, or other instrument or obligation to which Buyer is a party or by which Buyer or any of such Buyer's properties or assets may be bound; (b) violate any Applicable Law.

(d) Consents and Approvals. The execution, delivery and performance of this Agreement by Buyer does not require Buyer to obtain the consent or approval of, or to make any filing with, any Governmental Entity or any other Person except (a) as may be required to obtain the transfer of any Licenses or Permits including without limitation the License, and (b) such consents, approvals and filings, the failure to obtain or make which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties hereto contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of Twelve Months (12) months thereafter, provided that (i) the representations and warranties in Sections 10(b), 10(d), 10(f), 10(s), 10(v) and 10(w) shall continue until the last date permitted by law or until the expiration of the applicable statute of limitations period (the representations and warranties in Sections 10(b), 10(d), 10(f), 10(s), 10(v) and 10(w) are collectively referred to herein as the “Unlimited Representations”). All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Seller or the Shareholders pursuant hereto in connection with the-transactions contemplated hereby shall be deemed to be representations and warranties by the Seller or the Shareholders hereunder solely as of the date of such certificate or instrument. If a Claim is asserted by a Party before the expiration of the survival or limitation period, such asserted Claim shall survive until the final adjudication and resolution of such Claim.

13. INDEMNIFICATION.

(a) Indemnification by the Sellers. Subject to the provisions of this Section 13 below, during the Indemnification Period the Sellers shall indemnify, hold harmless and defend the Buyer, from and against any and all claims, liabilities, losses, damages, demands, suits, costs and expenses, whether or not based upon a liability or potential liability to a third party, including reasonable counsel fees and costs incurred in investigation (each of the foregoing being referred to herein as a “Loss”) incurred or suffered by Buyer by reason of: (i) any breach by Sellers of any of the representations, warranties or covenants made by Sellers contained in this Agreement or the breach by Sellers of any other term of this Agreement

(b) Indemnification by the Buyer. During the Indemnification Period, the Buyer shall indemnify, hold harmless, and defend the Sellers from and against all Losses incurred or suffered by the Sellers by reason of (i) any breach by the Buyer or any inaccuracy of any of the representations and warranties or covenants made by the Buyer contained in this Agreement or for the breach by the Buyer of any other terms of this Agreement or (ii) any liabilities or obligations of or claims against the Sellers which arise from or relate to the ownership of the Company on or after the Closing Date, or the operation of the Company’ business on or after the Closing Date.

(c) Indemnification Procedures. Any party which may be entitled to indemnification under this Agreement (the “Indemnitee”) shall promptly give notice (a “Claim Notice”) to the indemnifying party (the “Indemnifying Party”) following receipt of notice of any fact that would give rise to a claim for indemnification hereunder (a “Claim”). In the event the indemnity claim is based upon a liability or potential liability to a third party, then the Indemnifying Party shall have the right, at its expense, to assume and direct the investigation and defense of the claim, action or proceeding (“Third Party Claim”), including selection of counsel, provided any counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnitee. No settlement for monetary payment to a third party which is or may be the subject of indemnity under this Agreement shall be made without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and the Indemnifying Party shall have the right to direct proceedings with respect to such settlement.

If an Indemnitee delivers a Claim Notice to the Indemnifying Party that does not involve a Third Party Claim, then the Indemnifying Party will have fifteen (15) business days from the date upon which it received such Claim Notice (such 15 business day period is the “Response Period”) to provide written notice that it either (a) acknowledges its indemnification obligation as described in such Claim Notice (an “Acceptance Notice”) or (b) disputes its liability or the amount of Losses described in such Claim Notice (a “Loss Dispute Notice”). In the event the Indemnifying Party disputes its liability or the amount of Loss described in such Claim Notice within the Response Period, the Indemnifying Party and the Indemnitee will attempt, in good faith, to resolve any disputed matters by negotiation for a period of not more than sixty (60) days following receipt by the Indemnitee of the Loss Dispute Notice (the “Negotiation Period”). If during the Negotiation Period, the Indemnifying Party and the Indemnitee agree on an amount to be paid by the Indemnifying Party, then they will memorialize such agreement in a writing signed by both parties (an “Acknowledged Losses Statement”) and the Indemnifying Party shall make the payment(s) as required by the Acknowledged Loss Statement. If following the Negotiation Period, the Indemnifying Party and the Indemnitee have not agreed upon whether the Indemnifying Party is liable to the Indemnitee for Losses or the amount of such Losses, , then the Indemnitee shall submit the matter to arbitration for purposes of obtaining a Final Determination. For purposes of this Agreement, a “Final Determination” shall mean a final, binding and non-appealable determination by the arbitrator, or an executed settlement agreement between the parties.

In the event that: (i) an Indemnifying Party does not respond to the Indemnitee within the Response Period (in which case the Indemnifying Party will, for all purposes under this Agreement, be deemed to have delivered an Acceptance Notice upon the expiration of the Response Period); (ii) an Indemnifying Party delivers to an Indemnitee an Acceptance Notice; (iii) following receipt of a Losses Dispute Notice, an Acknowledged Loss Statement is duly prepared and delivered by each of the Indemnifying Party and the Indemnitee; or (iv) a Final Determination is obtained, then the Indemnifying Party will promptly pay the Indemnitee the amount specified in such Acceptance Notice, Acknowledged Loss Statement, or Final Determination, as applicable, subject to the applicable terms, conditions, and limitation set forth in this Section 13.

(d) Basket. Seller will not be required to indemnify Buyer unless and until the aggregate amount of all Losses subject to indemnification under this Section 14 (d) exceeds $10,000.00 in the aggregate (the “Basket”), after which Buyer will be entitled to indemnification for all Losses.

(e) Limits on Indemnification. The maximum aggregate Losses for which Seller as Indemnifying Party shall be liable to Buyer as Indemnified Party under this Section 14shall not exceed Four Hundred Fifty Thousand Dollars ($450,000.00) plus the actual amount of Buyer’s costs of enforcement (including, without limitation, reasonable attorneys’ fees) of these indemnification obligations (the “Cap”). The Cap shall not apply to any claims for any Losses arising out of or relating to any Unlimited Representation or a claim based upon allegations of fraud.

14. CONDUCT OF THE COMPANY’ BUSINESS PENDING THE CLOSING

During the period from the date of this Agreement to the Closing, the Company shall: (a) conduct their operations in the ordinary course of business consistent with past practice, (b) use all reasonable efforts to (i) preserve intact their business organization, (ii) keep available the services of its current officers and employees, (iii) preserve their goodwill and business relationships with third parties, (iv) maintain their books, accounts and records in the ordinary course of business, (v) comply in all material respects with Applicable Laws and (vi) fully cooperate with Buyer obtaining consent to the transfer of the License as the result of the performance of this Agreement.

Without limiting the generality of the foregoing, the Company shall not be permitted, without the prior written consent of Buyer, to:

(a) sell, transfer, assign, lease, mortgage, license or otherwise dispose of any assets or property except (i) pursuant to existing written contracts (the terms of which have been disclosed to Buyer prior to the date of this Agreement) or (ii) in the ordinary course of business consistent with past practice;

(b) hire or terminate the employment or contractual relationship of any member, employee, consultant or other independent contractor, except in the ordinary course of business consistent with past practice and the reasonable needs of the business of the Company or as required by this Agreement;

(c) increase the compensation of any of their managing members, members, employees, agents, consultants or any other independent contractors,

(d) incur or assume any additional liabilities other than trade debt incurred in the ordinary course of business, or issue any debt securities or assume, guarantee or endorse the obligations of any other person or entity;

(e) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any encumbrance thereupon,

(f) sell, assign, transfer, license, convey or permit to lapse any rights in any of its intellectual property Assets, or disclose to any person other than an employee with a need to know or otherwise dispose of any trade secret, process or know-how not previously a matter of public knowledge, except pursuant to judicial order or process;

(g) acquire by merger, consolidation or acquisition of stock or assets or otherwise any corporation, partnership or other business organization or division thereof or any equity interest therein, or otherwise acquire any assets other than in the ordinary course of business, or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(h) change any of its accounting methods or accounting practices unless required by Applicable Law;

(i) forfeit, abandon, amend, modify, waive, terminate or otherwise change any of its permits and licenses, except as may be required in order to comply with Applicable Law;

(j) enter into new contracts or modify, amend, terminate or renew any contract material to the business of the Company to which the Company is a party, except in the ordinary course of business;

(k) enter into, modify, amend, or renew any contract outside the ordinary course of business or on a basis not consistent with past practice if the face dollar value of such new contract or existing contract to be so amended, modified or renewed is or would be in excess of $10,000 or in excess of $50,000 in the aggregate);

(l) assume, enter into, amend, alter or terminate any labor or collective bargaining agreement to which the Company is a party;

(m) permit any of the Company’ insurance policies to be canceled or terminated or any of the coverage under such policies to lapse, without simultaneously securing replacement insurance policies which are in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(n) make or commit to make any capital expenditure outside the ordinary course of business consistent with past practice;

(o) issue any of its equity interests, or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any equity interest in the Company or subdivide or in any way reclassify any equity interests, or repurchase, reacquire, cancel or redeem any outstanding equity interests.

(p) take any action that (i) would make any representation or warranty of Seller contained herein inaccurate in any material respect at, or as of any time prior to, the Closing or the Transfer Date, (ii) would result in any of the conditions to this Agreement not being satisfied, or (iii) would materially impair the ability of Seller, or Buyer to consummate the transactions contemplated by this Agreement in accordance with its terms or materially delay such consummation; or

(q) authorize or enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

15. TAX COVENANTS. Sellers and Buyer hereby covenant as follows:

(a) Sellers through their representatives, at their expense, shall prepare or cause to be prepared and file or cause to be filed all tax returns for the Company for all periods ending on or prior to or including the Closing Date which are filed after the Closing Date (the “S Year Returns”) and shall pay or cause to be paid all taxes due with respect to the S Year Returns. The Buyer shall prepare and file, or cause to be prepared and filed, all tax returns required to be filed by the Company for all periods beginning after the Closing Date and shall pay or cause to be paid all taxes due with respect to such returns.

(b) The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are relevant to any such filing or any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (a) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records. Upon Closing, the status of the Company as an S corporation will be subject to termination, the parties shall cooperate in seeking approval from the Internal Revenue Service pursuant to Code Sections 1362(a) to cease the Company’ status as an S corporation for any such period.

16. CONDITIONS TO THE OBLIGATIONS OF BUYER: The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Buyer) of the following further conditions on or before the Closing Date; provided, however, that any unsatisfied conditions other than those in subsection (b) shall be deemed waived as of the forty-fifth (45th) day following the opening of the Escrow;

(a) Buyer’s obligations are contingent upon the Company, at the Closing, entering into an employment agreement with Jose Castaneda to be the General Manager of the Company in the form attached as Exhibit “B” hereto. The employment agreement shall be for a term of one (1) year and shall provide that Mr. Castaneda shall receive an annual salary year one of $58,000.00 and $60,000.00 in year two. Mr. Castaneda shall further receive health insurance, a cellular phone, car allowance and other benefits commensurate with his position as General Manager. The execution of the employment agreement between Jose Castaneda and the Company is a material inducement to the Buyer entering into this Agreement.

(b)                        Buyer’s obligations are contingent upon the Buyer on or before to the Closing Date holding Four Hundred and Fifty Thousand Dollars ($450,000.00) in available funds to be used to close this transaction.

(c) Buyer’s obligations are contingent upon the Buyer (i) obtaining reviewed financial statements for the Business’ 2014 and 2015 fiscal year ends (the costs for which, up to $10,000, will be reimbursed to Buyer by the Company at termination of this Agreement or at Closing) for the benefit of both the Sellers and Buyer and (ii) on or before to the Closing Date, at Buyer’s sole cost and expense, auditing the Company’s Financial Statements to meet the requirements of the Securities Exchange Commission. For clarity, if either condition is not satisfied, Buyer’s sole remedy is to terminate this Agreement.

(d)                        Buyer’s obligations are contingent up the Sellers and the Company having in all material respects performed, satisfied and complied with all covenants required by this Agreement and all other agreements, documents and instruments executed pursuant hereto to be performed, satisfied or complied with by the Sellers or the Company at or before the Closing.

(e) Buyer’s obligations are contingent upon the Sellers obtaining a new lease for the Premises or extension of the Lease, without guarantees by any Seller, effective as of the Closing for a term of at least two (2) years following the Closing Date on terms substantially similar to the terms of the Lease as of the date of this Agreement.

(f) Buyer’s obligations are contingent upon the Buyer on or before to the Closing Date being duly approved by the California Department of Alcoholic Beverage Control to own the Purchased Shares.

17. CONDITIONS TO THE OBLIGATIONS OF SELLERS: The obligation of the Sellers to sell the Purchased Shares under this Agreement is subject to the satisfaction, at or before the Closing, of all of the conditions set forth in this Section 17. The Sellers may waive any and all of these conditions; provided, however, that no such waiver of a condition shall constitute a waiver by the Sellers of any of their other rights or remedies, at law or in equity, if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

(a) Accuracy of Buyer’s Representations and Warranties. All representations and warranties by Buyer in this Agreement and all agreements, documents and instruments executed pursuant to this Agreement shall be true as of the Closing as though made at that time.

(b) Buyer’s Performance. Buyer shall have in all material respects performed, satisfied and complied with all covenants required by this Agreement and all other agreements, documents and instruments executed pursuant hereto to be performed, satisfied or complied with by Buyer at or before the Closing.

(c) Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement, shall have been obtained by Seller or Buyer and delivered to Seller.

(d) Effectiveness of Agreement. This Agreement shall not have terminated in accordance with Section 4(c).

18. DEFAULT: If the Buyer fails to perform this Agreement within the time specified herein this Agreement shall be null and void and the Deposit shall be returned to Buyer.

19. BROKERS: At Closing, Buyer and Sellers shall pay any and all broker fees due and payable individually and separately. The Company shall not be subject to any broker fees or be obligated to pay broker fees on behalf of any third party.

20. PRE-CLOSING COVENANTS: The Buyer and the Sellers agree not to disclose to any third party the terms and conditions of this transaction prior to the date of Closing, except to disclose Section 4 above to a bon-a-fide third party buyer or to the parties’ attorneys, accountants or other professional advisors. At the request of Buyer, (i) Greg Graham shall reasonably cooperate in the transition of business operations by phone for thirty (30) days after the Closing Date and (ii), subject to payment of his existing compensation, for thirty (30) days after the Closing Date Sunny Sandhu shall continue in the employ of the Company.

21. WAIVER: No waiver of any provisions of this contract shall be effective unless it is in writing, signed by the party against whom it is asserted and any such waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing waiver.

22. PARAGRAPH HEADLINES: Captions and paragraph headlines in this Agreement are for convenience and reference only and do not define, describe, extend or limit the scope or intent of this contract or provision herein.

23. BINDING EFFECT: This Agreement shall bind and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the parties hereto. The parties acknowledge that this Agreement, including all covenants, representations, warranties and agreements, shall survive the Closing of this transaction.

24. ENTIRE AGREEMENT: Time is of the essence. This Stock Purchase and Sale Agreement constitute the entire agreement and understanding of the parties and cannot be modified except in writing executed by all parties. All the terms, conditions, covenants and representations made herein shall survive the Closing of this transaction.

25. SEVERABILITY: In the event that any of the terms, conditions or covenants of this Stock Purchase and Sale Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the remaining provisions.

26. Conditions and Best Efforts: The Sellers and the Buyer both agree to use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions and obligations each may have under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

27. Confidential Information: Buyer and Sellers and their respective directors, officers, and employees will not: discuss, communicate, publish, publicize, disseminate, or otherwise disclose, either through direct communication or indirectly through conduct intended to communicate, the specific terms of the transaction contemplated by this Agreement, except to the extent: (a) necessary to consummate the transaction, (b) necessary to obtain competent advice from attorneys, accountants, or other professional advisors, (c) required by securities or judicial process, (d) necessary to enforce or comply with this Agreement, or (e) generally to inform others that the Closing occurred. If for any reason the sale of the Purchased Stock is not closed, the Buyer will not disclose to third parties any confidential information received from the Sellers in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement, and will return any documents received by the Buyer, both originals and copies, to the Sellers within five (5) days after the sale is terminated.

28. NOTICES: All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent, with the copies indicated, by personal delivery, telefax or overnight delivery service to the parties at the addresses set forth on the first page of this Agreement (or at such other address as a party may specify by notice given pursuant to this Section). All notices shall be deemed given and received two business days after their delivery to the addresses for the respective party(ies), with the copies indicated, as provided in this Section.

29. GOVERNING LAW: This Agreement and the interpretation of its terms shall be governed by the laws of the State of California, without application of conflicts of law principles. The venue for any action to enforce this Agreement shall be the state or Federal courts located within Santa Clara County, California and the parties hereto consent to the personal jurisdiction over them of such courts.

30. ATTORNEY’S FEES: In the event either party must take any action breach of this Agreement, then the prevailing party will be entitled to an award of attorney’s fees and costs for trial and appellate proceedings, accountant’s fees and costs, and any expert’s fees and costs.

31. FACSIMILE SIGNATURES: All facsimile signatures shall be deemed as valid as original signatures.

32. COUNTERPARTS: This Stock Purchase Agreement may be executed in several counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURES ON THE FOLLOWING PAGE

The parties have executed this Agreement as of the date first written above.

Buyer:

Hispanica International Delights of America, Inc., a Delaware corporation

By: /s/ Fernando Oswalso Leonzo

Fernando Oswaldo Leonzo

Sellers:

/s/ Greg Graham

Greg Graham

/s/ Jose Castaneda

Jose Castaneda

/s/ Sunny Sandhu

Sunny Sandhu

Company:

Energy Source Distributors, a California S corporation

By: /s/ Greg Graham

Greg Graham, President

EXHIBIT “A”

SCHEDULE OF ASSETS

EXHIBIT “B”

EMPLOYMENT AGREEMENT

EXHIBIT “C”

GUARANTY

EXHIBIT “D”

SECURITY AGREEMENT

EXHIBIT “E”

ESCROW AGREEMENT